Exhibit 99.3

Statement regarding the computation of ratio

NSTAR

Computation of Earnings to Fixed Charges

(Dollars in Thousands)

Fixed Charge Ratio Components	Twelve Months Ended September 30, 2009

Earnings:
Net Income from Continuing Operations	$247,730
Less: Equity Income from Investees	839
Plus: Distributed Income of Equity Investees	1,678
Income Taxes	149,746

Earnings from Continuing Operations	$398,315

Fixed Charges:
Interest Expense	$137,210
Interest Component of Rentals*	8,903

Total Fixed Charges	$146,113

Earnings from Continuing Operations, plus Fixed Charges	$544,428

Ratio of Earnings to Fixed Charges	3.73	x

*	Includes 1/3 of rental expense as no readily defined interest element can be determined.